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                                   EXHIBIT 11

                    YOUNG BROADCASTING INC. AND SUBSIDIARIES
                      RE COMPUTATION OF PER SHARE EARNINGS
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
                                                                             THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                             ------------------               ----------------
                                                                           June 30         June 30        June 30         June 30
                                                                             2001            2002           2001            2002
                                                                        ------------------------------------------------------------
Shares of common stock outstanding for the entire period ............     16,583,007      19,649,750     16,546,190      19,634,016

Issuance of 24,283 and 31,828 shares of common stock to the company's
  defined contribution plan in 2001 and 2002 ........................         10,492          12,393         13,844          19,833

Issuance of 27,000 and 250 shares of common upon exercise
  stock of options in 2001 and 2002 .................................             --              --         20,718             228

Issuance of 3,000,000 shares of common stock ........................        296,703                        149,171
                                                                        ------------------------------------------------------------
Weighted average shares of common stock outstanding .................     16,890,202      19,662,143     16,729,923      19,654,077

Diluted effect of 1,858,353 options in 2002 expected to be
   exercised under the treasury stock method using the weighted
   average market price of the company's shares of common stock .....             --         281,125             --         276,563
                                                                        ------------------------------------------------------------
Total diluted weighted average shares of common stock for the
     period .........................................................     16,890,202      19,943,268     16,729,923      19,930,640
                                                                        ============================================================
(Loss) income from continuing operations before cumulative effect
   of accounting change .............................................   $ (6,152,430)  $ 104,838,652  $ (36,574,447)  $  73,622,248
Discontinued operations:
Income from discontinued operations, net ............................      2,374,659         311,781        574,974       3,198,035
Gain on sale of station, net ........................................             --     135,065,346             --     135,065,346
                                                                        ------------------------------------------------------------
(Loss) income before cumulative effect of accounting change .........     (3,777,771)    240,260,779    (35,999,473)    211,885,629

Cumulative effect of accounting change, net .........................             --              --             --    (268,713,885)
                                                                        ------------------------------------------------------------
Net (loss) income ...................................................   $ (3,777,771)  $ 240,260,779  $ (35,999,473)  $ (56,828,256)
                                                                        ============================================================
Basic (loss) income per common share:
(Loss) income from continuing operations ............................   $      (0.36)  $        5.33  $       (2.18)  $        3.75
Income from discontinued operations, net ............................           0.14            0.02           0.03            0.16
Gain on sale of station, net ........................................             --            6.87             --            6.87
Cumulative effect of accounting change, net .........................             --              --             --          (13.67)
                                                                        ------------------------------------------------------------
Net (loss) income per common share ..................................   $      (0.22)  $       12.22  $       (2.15)  $       (2.89)
                                                                        ============================================================
Diluted (loss) income per common share:
(Loss) income from continuing operations ............................   $      (0.36)  $        5.26  $       (2.18)  $        3.69
Income from discontinued operations, net ............................           0.14            0.02           0.03            0.16
Gain on sale of station, net ........................................             --            6.77             --            6.78
Cumulative effect of accounting change, net .........................             --              --             --          (13.48)
                                                                        ------------------------------------------------------------
Net (loss) income per common share ..................................   $      (0.22)  $       12.05  $       (2.15)  $       (2.85)
                                                                        ============================================================
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